EXHIBIT 99.1

SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for Apollo Gold Corporation (formerly Pursuit) as of December 31, 2004, 2003, 2002, 2001 and 2000, derived from our audited financial statements. The financial information for the year ended December 31, 2002 differs significantly from the financial information for prior years as a result of the June 2002 acquisition of Nevoro. Financial information for 2001 and prior years is the historical financial information of Pursuit. On June 25, 2002, Pursuit acquired Nevoro and its wholly-owned subsidiary Apollo Gold, Inc.; accordingly, the statement of operations of the Company for the year ended December 31, 2002, includes the results of Pursuit for the year ended December 31, 2002, and Nevoro for the period from June 25, 2002 through December 31, 2002. Subsequent to June 25, 2002, substantially all of the gold mining and exploration business conducted by the Company consists of the gold mining and exploration operations of Apollo Gold. The data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and notes thereto included elsewhere in this Form 8-K and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Summary of Financial Condition

	Years Ended December 31, ($ US dollars in thousands, except share data)
	2004	2003	2002	2001	2000
Statements of Operations Data - Cdn GAAP
Revenue on sales of minerals	38,254	30,858	-	-	-
Direct Operating Costs	52,473	34,184	12,159	-	-
Depreciation and Amortization	2,640	6,135	-	-	38
Exploration and Development	1,051	2,117	451	94	116
Operating Loss	(26,592)	(17,105)	(15,811)	(533)	(802)
Loss from Continuing Operations	(27,295)	(15,790)	(15,585)	(454)	(420)
(Loss) Income from Discontinued Operations	(3,712)	1,700	405	-	-
Net Loss	(31,007)	(14,090)	(15,180)	(454)	(420)
Net Income (Loss) per share, basic and diluted
Continuing Operations	(0.34)	(0.29)	(0.81)	(0.54)	(0.50)
Discontinued Operations	(0.05)	0.03	0.02	-	-
Total	(0.39)	(0.26)	(0.79)	(0.54)	(0.50)
Weighted Average number of shares outstanding	78,716,042	54,536,679	19,297,668	834,124	832,253
Balance Sheet Data - Cdn GAAP
Total Assets	97,635	96,577	66,361	112	625
Total Shareholders equity	47,221	57,857	29,685	(28)	441

Summary of Financial Condition

	Years Ended December 31, ($ US dollars in thousands, except share data)
	2004	2003	2002	2001	2000
Statements of Operations Data - U.S. GAAP
Revenue on sales of minerals	38,254	30,858	-	-	-
Direct Operating Costs	52,473	34,184	12,159	-	-
Depreciation and Amortization	1,945	6,222	-	-	38
Exploration and Development	11,456	5,760	451	94	116
Operating Loss	(36,302)	(22,574)	(23,871)	(587)	(802)
Loss from Continuing Operations	(38,792)	(21,021)	(44,320)	(508)	(366)
Income (Loss) from Discontinued Operations	308	(1,395)	(1,860)	-	-
Net Loss	(38,484)	(22,416)	(46,180)	(508)	(366)
Net Income (Loss) per share, basic and diluted
Continuing Operations	(0.49)	(0.38)	(2.30)	(0.61)	(0.44)
Discontinued Operations	-	(0.03)	(0.09)	-	-
Total	(0.49)	(0.41)	(2.39)	(0.61)	(0.44)
Weighted Average number of shares outstanding	78,716,042	54,536,679	19,297,668	834,124	832,253
Balance Sheet Data - U.S. GAAP
Total Assets	77,749	87,391	60,905	58	679
Total Shareholders equity	25,014	43,311	21,906	(82)	495

Summary Operational Statistics

	Year Ended December 31,
	2004	2003	2002
Production Summary
Gold ounces	33,743	44,124	26,657
Silver ounces	970,751	411,216	203,358
Lead pounds	10,064,265	10,843,184	5,481,230
Zinc pounds	26,222,805	21,792,452	15,328,392
Cash Cost Per Ounce
Cash Operating Cost/oz	$797.91	$432.42	Not in
Total Cash Cost/oz	$838.54	$456.96	commercial
Total Production Cost/oz	$913.43	$595.66	production

The cash operating, total cash and total production costs are non-GAAP financial measures and are used by management to assess performance of individual operations as well as a comparison to other gold producers.

This information differs from measures of performance determined in accordance with generally accepted accounting principles in Canada and the United States and should not be considered in isolation or a substitute for measures of performance prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of these non-GAAP measures to our Statements of Operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements and related notes. The financial statements have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP). For a reconciliation to accounting principles generally accepted in the United States (US GAAP), see Note 20 to the attached consolidated financial statements. Unless stated otherwise, all dollar amounts are reported as United States dollars.

In this Form 8-K, the terms “cash operating cost” and “total cash cost” are used on a per ounce of gold basis. Cash operating cost per ounce is equivalent to direct operating costs expense for the period as found on the Consolidated Statements of Operations, less mining taxes and by-product credits payable for silver, lead, and zinc divided by the number of ounces of gold sold during the period. Total cash cost per ounce is equivalent to mining operations expense for the period, less by-product credits, plus royalty expenses and mining and property taxes, divided by the number of ounces of gold sold during the period. The term “total production costs” is total cash costs plus depreciation and amortization.

The Montana Tunnels results of operations have been restated for all periods presented December 31, 2004 and earlier to reflect a change in accounting policy with respect to stripping costs (see Critical Accounting Policies below).

Additionally, certain of the comparative figures have been reclassified to conform with the 2004 presentation. In particular, the results of operations of the Florida Canyon Mine and the Standard Mine for all periods presented have been classified as discontinued operations (see Note 22 to our Consolidated Financial Statements) and therefore the table below reflects Montana Tunnels statistics only.

Reconciliation of Cash Operating and Total Production Costs Per Ounce

	Year Ended December 31,
	2004	2003	2002*
	($ in thousands)
Gold Ounces Sold	33,743	44,124	26,657
Direct Operating Costs	52,473	34,184	Not in
Less: Mining and Property Taxes	1,371	1,083	commercial
By-Product Credits	24,178	14,021	production
Cash Operating Cost	26,924	19,080
Cash Operating Cost per Ounce	798	432
Cash Operating Cost	26,924	19,080
Add: Mining and Property Taxes	1,371	1,083
Total Cash Costs	28,295	20,163
Total Cash Cost per Ounce	838	457
Total Cash Costs	28,295	20,163
Add: Depreciation & Amortization (operations only)	2,527	6,120
Total Production Costs	30,822	26,283
Total Production Costs per Ounce	913	596
* 2002 year of Apollo purchase, sales and costs prorated for the year.

We have included total cash cost and cash operating cost information to provide investors with information about the cost structure of our mining operations. We use this information for the same purpose and for monitoring the performance of our operations. This information differs from measures of performance determined in accordance with Canadian and US GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Canadian and US GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly title measures of other companies.

OVERVIEW

We are principally engaged in the exploration, development and mining of gold. We own and operate the Montana Tunnels Mine, a gold, silver, lead and zinc open pit mine, located near Helena, Montana and the Black Fox development property, located east of Timmins, Ontario, Canada. We own or have a concession and the right to acquire additional concessions to the Huizopa exploration property in Mexico. The Company also owns the Diamond Hill Mine currently under care and maintenance, also located in the state of Montana.

In 2004, gold production of 33,743 ounces was lower than expected and total cash costs of $838 per ounce were higher than expected in a transition year for Apollo Gold.

During 2004 Montana Tunnels completed a 25 million ton stripping program resulting from a 2002 pit wall failure, to gain access to the ore body. As a result, the ore processed in 2004 was below reserve grades and also of a lower grade than anticipated, thus reducing production. This coupled with increased oil and steel prices resulted in higher than anticipated total cash costs per ounce of gold. Capital expenditure at the mine was $4.2 million.

In June 2005, we announced a possible sale transaction to Jipangu Inc. of our Nevada Assets including Florida Canyon Mining, Inc., Standard Gold Mining, Inc. and Apollo Gold Exploration, Inc. The sale was completed on November 18, 2005. We present these properties in assets/liabilities held for sale and as discontinued operations in our Consolidated Financial Statements. Please refer to Note 22 to our Notes to the Consolidated Financial Statements.

In 2004 and prior periods, Apollo deferred or accrued stripping costs incurred during production, as appropriate, and charged these costs to operations on the basis of the estimated average stripping ratio for Montana Tunnels. Commencing in the second quarter of 2005, Apollo changed its accounting policy with respect to stripping costs to be consistent with the consensus reached by the Emerging Issues Task Force (“EITF”), on the basis that the consensus results in a more reliable, relevant and consistent application of GAAP. This change has been applied retrospectively by restating prior periods.

At Black Fox, we drilled 210 underground holes totaling 41,065 meters and 105 surface holes totaling 43,284 meters in 2004, bringing total drilling conducted by Apollo to over 160,000 meters. We also commenced permitting and a feasibility study which would be based on a plan for a combined open pit and underground mine, with an on-site mill, with a capacity of approximately 1,500 tonnes of ore per day.

BUSINESS STRATEGY AND DEVELOPMENT

2005 Forecasted Highlights:

We expect to produce from 65,000 to 75,000 ounces of gold in 2005, at a total cash cost per ounce ranging from $325 to $365.

At Montana Tunnels Mine, the permitting process has started on the next pit expansion with an application filed with the Montana Department of Environmental Quality, with the required permits expected to be received in 2006. In 2005, we expect to mine and process ores from the main part of the ore body and to produce between 65,000 and 75,000 ounces of gold with silver, lead and zinc by-products.

The Company expects to continue drilling at Black Fox and to complete the feasibility study in late 2005, at costs ranging from $6 million to $8 million depending on the drilling results.

Apollo’s main exploration focus in 2005 is to begin the drilling program at the Huizopa project in Sonora, Mexico.

APOLLO GOLD CORPORATION

Results of Operations

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Our revenues from continuing operations for the year ended December 31, 2004 were $38.3 million, derived primarily from the sale of 33,743 ounces of gold. This compares to $30.9 million derived primarily from the sale of 44,124 ounces of gold for the year ended December 31, 2003. The average price received for gold for the years ended December 31, 2004 and 2003 was $417 and $382 per ounce, respectively. Our revenues for silver, zinc and lead for the year ended December 31, 2004 were $24.2 million, compared to $14.0 million during 2003. Revenues in 2004 were higher compared to 2003 as higher metal prices more than offset lower production. Lower milling grades at Montana Tunnels were the main factors in reduced production.

In the year ended December 31 2004, we received approximately 37% of our revenue from sales of gold and 63% from sales of silver, zinc and lead compared to 55% from the sales of gold and 45% from the sales of silver, zinc and lead for 2003.

As stated above, lower milling grades at our Montana property reduced our gold and total metal production. The stripping project was completed in December, 2004 and the mine will be in the primary ore zones in 2005. Our gold production was 33,743 ounces at the Montana Tunnels Mine for 2004. This compares to 55,906 ounces in 2003. During the year of 2004, the Company spent over $1.4 million on process plant upgrades to increase throughput to 16,500 tons per day. During the fourth quarter of 2004, the mill operated at 17,500 tons per day.

During 2004, approximately 23.4 million waste tons were moved at Montana Tunnels. To accommodate this, $12.8 million in deferred mining costs were expensed. We expect to produce approximately 65,000 to 75,000 ounces of gold per year together with the associated silver, lead, and zinc by-products.

Our direct operating costs were $52.5 million and $34.2 million for the years ended December 31, 2004 and 2003, respectively. These amounts include mining, stripping and processing costs, as well as smelting and refining charges. The higher direct operating costs in 2004 reflect higher fuel and commodity prices and a full operating year at Montana Tunnels. The high fuel prices peaked at $1.45 per gallon during the year. We intend to reduce our direct operating costs in 2005, focusing on cost reductions and operating efficiencies at our mines. As of December 31, 2004, our scheduled commitments include our capital and operating leases which will total approximately $0.8 million in 2005. We incurred depreciation and amortization expenses of approximately $2.6 million for the year ended December 31, 2004, as compared to $6.1 million for 2003. In the fall of 2004, we completed an update of our reclamation plan. This increased our scheduled reclamation costs by $0.5 million to a total of $18.3 million.

We incurred approximately $7.1 million and $4.7 million in general and administrative expenses for the years ended December 31, 2004 and 2003, respectively. General and administrative expenses for the year ended December 31, 2004 consisted of increased legal and accounting expenses, incurred in connection with our financing transactions, exchange listing fees and the cost of our Sarbanes Oxley effort for the year. The Section 404 project is the result of federal legislation passed in 2002 mandating that public companies document and test their internal control systems. The total cost for this effort will approximate $1.0 million for the year.

In the year ended December 31, 2004, we also incurred share-based compensation of $767,000 resulting from the issuance of stock options to our employees. This compares to $376,000 in 2003.

In the year ended December 31, 2004, we accrued accretion expense of $0.8 million, relating to accrued site closure costs at our Montana Tunnels Mine. Accrued site closure costs were increased by $0.5 million, representing our estimated fair value of the increase in our site closure and reclamation costs following the receipt of a third party report in the fourth quarter of 2004.

The cost of exploration, consisting of drilling and related expenses at our exploration properties, totaled $1.1 million and $2.1 million for the years ended December 31, 2004 and 2003, respectively. Costs incurred at Black Fox for development were capitalized.

As a result of these expense components, our operating expenses totaled approximately $64.8 million for the year ended December 31, 2004, as compared to $48.0 million for 2003. The difference is the result of higher costs of operations at Montana Tunnels and higher administrative costs due to share financings and Section 404 compliance.

We realized interest income of $313,000 during the year ended December 31, 2004. We incurred interest expense of $252,000 in 2004, primarily for equipment leases and bridge loans. We realized interest income of $213,000 in the year ended December 31, 2003 and incurred net interest expense of $205,000 during 2003.

We realized foreign exchange losses of $0.8 million and gains of $1.3 million during each of the years ended 2004 and 2003, from cash balances not held in United States dollars.

Because of the transition year in mining, the company ended the year far short of expected revenues. The Montana Tunnels operation spent a total of $1.0 million less than expected but this was not enough to cover the ounce production shortfall and therefore the shortfall in total revenues. This led to a Total cash costs per ounce of gold of $838.54 and a total production costs of $913.43, both approximately $215 higher than what was planned.

Based on these factors, we incurred a loss of approximately $31.0 million, or $0.39 per share, for the year ended December 31, 2004, as compared to a loss of approximately $14.1 million, or $0.26 per share, for the year ended December 31, 2003. This loss includes a loss from discontinued operations of $3.7 million for the year ended December 31, 2004, as compared to income of $1.7 million for the year ended December 31, 2003.

Results of Operations

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

The results of continuing operations of the Company for the year ended December 31, 2002 includes the results of operations of Pursuit for the year ended December 31, 2002, and Nevoro for the period from June 25, 2002 through September 30, 2002.

Our revenues for the year ended December 31, 2003 were $30.9 million, derived primarily from the sale of 44,124 ounces of gold. We did not realize any revenue in the year ended December 31, 2002 as Montana Tunnels was idle for approximately four months in 2002, while we made preparation to begin the removal of waste rock at the mine. Limited production resumed in October 2002 and a total of 26,657 ounces were produced. All sales revenue was offset against mining costs that were ultimately capitalized. The average price received for gold for the years ended December 31, 2003 and 2002 was $382 and $308 per ounce, respectively. Our revenues for silver, zinc and lead for the year ended December 31, 2003 were $14.0 million. The growth in revenue in 2003 was due in part to an increase in mining activity in that year. For the first six months of 2002, Pursuit was primarily engaged in seeking joint venture partners for its existing operations and in negotiating the terms of its acquisition of Nevoro; therefore, mining activity was minimal during the period. In addition, during the three months ended December 31, 2002, the mill at the Montana Tunnels Mine was placed on a care and maintenance basis.

In the year ended December 31 2003, we received approximately 55% of our revenue from sales of gold and 45% from sales of silver, zinc and lead.

Our primary goal of bringing the Montana Tunnels Mine back into production was completed during the first quarter of 2003; however, wall slippage at the mine and problems with our crusher installation limited our gold production to 55,906 ounces for 2003. This limited production still constituted an increase over the 26,657 ounces produced in 2002. In August 2003, we completed the installation of our new crusher at the Montana Tunnels Mine at a cost of $1.5 million, which led to increased production capacity.

Once the stripping process is complete, we expect to produce approximately 65,000 ounces of gold per year together with the associated silver, lead, and zinc by-products.

Our direct operating costs were $34.2 million and $12.2 million for the years ended December 31, 2003 and 2002, respectively. These amounts include mining, stripping and processing costs. The lower direct operating costs in 2002 reflect the operating cost of AGI after June 25, 2002. As of December 31, 2003, our scheduled commitments include only our operating leases, with minimum lease payments of $160,000 in 2004. We incurred depreciation and amortization expenses of approximately $6.1 million for the year ended December 31, 2003, as compared to nil for 2002. The difference is due to Pursuit’s limited operations in 2002, focusing upon the Nevoro acquisition for the first six months of that year.

We incurred $4.7 million and $2.3 million in general and administrative expenses for 2003 and 2002, respectively. General and administrative expenses for 2003 consisted of increased legal and accounting expenses incurred in the preparation of registration statements and private placement documentation for our common stock and increased investor relations costs, including exchange listing fees. In 2002, general and administrative expenses consisted primarily of legal and accounting expenses relating to the Plan of Arrangement, salaries and accounting expenses for maintaining Pursuit as a publicly traded company in Canada for the first six months of the year, organization costs and maintenance of a Denver corporate office (approximately $2.3 million).

During 2003, we also incurred share-based compensation of approximately $376,000, resulting from the issuance of stock in lieu of certain cash compensation.

In the years ended December 31, 2003 and 2002, we accrued accretion expense of approximately $0.5 million and $0.3 million, respectively, relating to accrued site closure costs at our Montana Tunnels Mine. This expense represents our estimation of the fair value of the increase in our site closure and reclamation costs.

Our expenses for exploration and development, consisting of drilling and related expenses at our exploration properties, totaled approximately $2.1 million and $0.5 million for the years ended December 31, 2003 and 2002, respectively. Given that Pursuit was focused upon the Nevoro acquisition in the first six months of 2002, it did not incur exploration or development costs during that period.

As a result of these expense components, our operating expenses totaled approximately $48.0 million for the year ended December 31, 2003, as compared to approximately $15.8 million for 2002. The difference is the result of Pursuit having limited operations in 2002 and that it was focused upon the Nevoro acquisition for the first six months of 2002.

We realized interest income of approximately $213,000 during the year ended December 31, 2003. We incurred interest expense of approximately $205,000 in the year ended December 31, 2003, primarily for equipment leases and bridge loans. We realized interest income of approximately $76,000 in the year ended December 31, 2003 and incurred net interest expense of approximately $528,000 during 2002.

We realized foreign exchange gains of approximately $1.3 million and $0.7 million for the years ended December 31, 2003 and 2002, respectively, from cash balances not held in United States dollars.

Based on these factors, we incurred a loss of approximately $14.1 million, or $0.26 per share, for the year ended December 31, 2003, as compared to a loss of approximately $15.2 million, or $0.79 per share, for the year ended December 31, 2002. This loss includes income from discontinued operations of $1.7 million for the year ended December 31, 2003, as compared to income of $0.4 million for the year ended 31, 2002.

Summary of Quarterly Results (Unaudited)

	2004 Quarter Ended In				2003 Quarter Ended In
	Dec(1)	Sept(2)	June(3)	March(4)	Dec(5)	Sept(6)	June(7)	March(8)
Revenue from the sale of minerals from continuing operations	$12,712	$7,393	$6,525	$11,624	$12,192	$10,819	$7,847	-
Operating Loss	(4,266)	(8,377)	(9,317)	(4,632)	(4,109)	(2,056)	(4,844)	(6,096)
Loss from continuing operations for the period	(4,550)	(8,476)	(9,553)	(4,716)	(3,189)	(2,231)	(4,757)	(5,613)
Loss from continuing operations per share, basic and diluted	(0.06)	(0.11)	(0.12)	(0.06)	(0.04)	(0.04)	(0.10)	(0.12)
Gold production - Montana Tunnels	12,090	4,967	5,903	10,783	14,469	16,537	13,118	-
Total cash cost per ounce - Montana Tunnels	$446	$1,465	$1,548	$604	$489	$319	$330	-

(1) Milling throughput at Montana Tunnels was 17,500 tons per day.
(2) Montana Tunnels Mine continued to operate in the transition zone between mineralization and the actual ore reserve.
(3) Milling capacity increased to 15,000 tons per day.
(4) Lower direct operating costs were offset by higher corporate costs related to financing and Section 404 compliance efforts.
(5) Montana Tunnels Mine began to operate in the transitional mineralized zones at the fringes of the pit parameter.
(6) Optimum production at Montana Tunnels Mine was still not achieved.

(7) Montana Tunnels Mine commenced commercial production. However east wall problems continued to hamper production causing fewer ounces produced at a higher total cost.
(8) The Montana Tunnels Mine operation was in development and 6.5 million tons of waste was moved.

Results of Discontinued Operations

The Florida Canyon mine produced 73,082 ounces of gold for the year ended December 31, 2004, as compared to 101,811 ounces and 121,516 ounces for 2003 and 2002, respectively. Gold production in 2004 was less than anticipated due to the curtailment of mining activities in August of 2004. Revenues from the Florida Canyon mine were $26.5 million in 2004, as compared to $36.0 million in 2003 and $20.4 million in 2002.

We incurred a loss from discontinued operations of $3.7 million for the year ended December 31, 2004 as compared to income of $1.7 million and $0.4 million for the years ended December 31, 2003 and 2002, respectively.

Financial Condition and Liquidity

To date, we have funded our operations primarily through issuances of debt and equity securities and cash flow from operations. At December 31, 2004, we had cash of $6.9 million, compared to cash and short-term investments of $31.7 million at December 31, 2003. The decrease in cash from December 31, 2003 is primarily the result of operating losses of $19.2 million and capital expenditures of $13.0 million. This was offset by funds by financing activities of $19.6 million and the addition of $1.3 million in restricted deposits.

In 2004 investing activities amounted to $8.5 million and capital expenditures were $13.0 million. The major uses of cash were for the Black Fox project ($10.7 million). In other investing activities, short term investments totaled $5.9 million and the investment in a restricted certificate of deposit was approximately $1.3 million.

Approximately $0.52 million of our cash available at December 31, 2004 has been allocated to be spent pursuant to the terms and conditions of a Cdn $0.75 million private placement of “flow-through” common shares (as defined in sub-section 66(15) of the Income Tax Act (Canada)) conducted in November 2002. Flow through funding is a Canadian tax program that allows investors to purchase tax credits as qualifying exploration expenditures.

We terminated our loan agreement with the Standard Bank of London in June of 2004, however the total transaction will not be completed until we deliver the final 8,000 ounces of gold into the “straddle position.” We expect to deliver 4,000 ounces of gold per month through April 2005.

During the year ended December 31, 2004, financing activities provided $19.6 million in cash, primarily from proceeds of $8.0 million from our December share issuance, $8.9 million from the exercise of warrants and options in 2004, $7.5 million from the convertible debenture issuance in November and proceeds of $0.5 million from a December flow through financing. During 2004, $1.5 million in equipment leases were paid off as well as the $3.0 million bridge loan from October.

On November 4, 2004 we completed a $10.5 million secured debenture offering consisting of $8.76 million special notes (“Special Notes”) and $1.74 million special warrants. Each $1,000 principal amount of the Special Notes is convertible into: (i) $1,000 principal amount 12% secured convertible debenture, each debenture bears interest at 12% per annum payable quarterly in arrears with a term of three years and is convertible into one share of our common stock at $0.75 per share; and (ii) 600 share purchase warrants, each warrant entitling the purchase of one share of our common stock for three years at a price of $0.80 per share.

On December 31, 2004, we completed an equity offering (private placement) of 8,299,999 units at a price of $0.75. This offering was comprised of units with each unit being one common share of our common stock and 0.75 warrants (6,244,999 warrants).

We expect positive cash flows from continuing operations in 2005 of $2.2 million. This is after capital expenditures of $1.3 million at Montana Tunnels. We also expect to spend $1.1 million on exploration for the Huizopa Project. A 2005 budget of $5.8 million is projected for Black Fox. We expect to raise flow through funds to cover some of this expenditure.

We had $6.9 million in cash and cash equivalents at December 31, 2004. In January 2005, a net $2.9 million was received from the over allotment of our December 2004 equity raising. We intend to raise flow through financing to fund a portion of our Canadian exploration. We expect that these funds, together with internally generated funds, will be sufficient to fund our 2005 corporate overhead, planned capital expenditures of $7.1 million, planned $1.3 million in exploration expenditures and principal lease payments of $0.8 million.

Our ability to raise capital is highly dependent upon the commercial viability of our projects and the associated prices of the metals we produce. Because of the significant impact that changes in the prices of silver, gold, lead and zinc have on our financial condition, declines in these metals prices may negatively impact short-term liquidity and our ability to raise additional funding for long-term projects. In the event that cash balances decline to a level that cannot support our operations, our management will defer certain planned capital expenditures and exploration expenditures as needed to conserve cash for operations. There can be no assurance that we will be successful in generating adequate funding for planned capital expenditures, environmental remediation and reclamation expenditures and for exploration expenditures.

Table of Contractual Obligations

	Payment Due by Period
Contractual Obligations (as of December 31, 2004)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(Thousands)
Long term debt (Convertible Debenture)	$8,756	$-	$8,756	$-	$-
Capital lease obligations	16	9	7	-	-
Operating lease obligations	662	293	344	25	-
Purchase obligations	1,212	789	423	-	-
Other long term liabilities reflected on the balance sheet under GAAP	-	-	-	-	-

Off Balance Sheet Arrangements

We have a contingent liability at our Black Fox property in the form of a pre-production royalty payment. This payment is Cdn $3.0 million and it is part of the original purchase price of the property. The payment is due once the mine reaches commercial production. It is payable to the original owners of the property.

We also have a responsibility to expend $3.0 million in exploration related costs and pay $2.2 million in land payments at Huizopa in order to reach our earn in maximum amount of 51% during the next three and one-half years. However, we have the option, in our sole discretion, to drop the property at any point during this time period.

Environmental Compliance

Our current and future exploration and development activities, as well as our future mining and processing operations, are subject to various federal, state and local laws and regulations in the countries in which we conduct our activities. These laws and regulations govern the protection of the environment, prospecting, development, production, taxes, labor standards, occupational health, mine safety, toxic substances and other matters. We expect to be able to comply with those laws and do not believe that compliance will have a material adverse effect on our competitive position. We intend to obtain all licenses and permits required by all applicable regulatory agencies in connection with our mining operations and exploration activities. We intend to maintain standards of environmental compliance consistent with regulatory requirements.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make a variety of estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (ii) the reported amounts of revenues and expenses during the reporting periods covered by the financial statements.

Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increase, these judgments become even more subjective and complex. We have identified certain accounting policies that we believe are most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are disclosed in Note 3 to the Consolidated Financial Statements included in this Current Report on Form 8-K.

Revenue Recognition

Sales of metals products sold directly to smelters are recorded when title and risk of loss transfer to the smelter at current spot metals prices. We must estimate the price at which our metals will be sold in reporting our profitability and cash flow. Recorded values are adjusted monthly until final settlement at month-end metals prices. Sales of metal in products tolled, rather than sold to smelters, are recorded at contractual amounts when title and risk of loss transfer to the buyer.

Stripping Costs

On March 30, 2005, the Financial Accounting Standard Board (“FASB”) ratified the consensus of the Emerging Issues Task Force (“EITF”) Issue 04-06 that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred.

In 2004 and prior periods, Apollo deferred or accrued stripping costs incurred during production, as appropriate, and charged these costs to operations on the basis of the estimated average stripping ratio for Montana Tunnels. Commencing in the second quarter of 2005, Apollo changed its accounting policy under Canadian GAAP and U.S. GAAP with respect to stripping costs to be consistent with the consensus reached by the EITF, on the basis that the consensus results in a more reliable, relevant and consistent application of GAAP. This change has been applied retrospectively by restating prior periods. The effect of this change was to increase the net loss for the years ended December 31, 2004, 2003 and 2002 by $12,818,000 ($0.16 per share), $11,904,000 ($0.22 per share), and $12,129,000 ($0.63 per share), respectively.

Depreciation and Depletion

Depreciation is based on the estimated useful lives of the assets and is computed using straight-line and unit-of-production methods. Depletion is computed using the unit-of-production method. The units-of-production method under Canadian GAAP is based on proven and probable ore reserves and a portion of resources expected to be converted to reserves based on past results. As discussed above, our estimates of proven and probable ore reserves and resources may change, possibly in the near term, resulting in changes to depreciation, depletion and amortization.

Impairment of Long-Lived Assets

We review the net carrying value of all facilities, including idle facilities, on a periodic basis. We estimate the net realizable value of each property based on the estimated undiscounted future cash flows that will be generated from operations at each property, the estimated salvage value of the surface plant and equipment and the value associated with property interests. These estimates of undiscounted future cash flows are dependent upon the estimates of metal to be recovered from proven and probable ore reserves and mineral resources expected to be converted into mineral reserves (see discussion above), future production cost estimates and future metals price estimates over the estimated remaining mine life. If undiscounted cash flows are less than the carrying value of a property, an impairment loss is recognized based upon the estimated expected future cash flows from the property discounted at an interest rate commensurate with the risk involved.

Environmental Matters

When it is probable that such costs will be incurred and they are reasonably estimable, we accrue costs associated with environmental remediation obligations at the most likely estimate. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study for such facility and are charged to provisions for closed operations and environmental matters. We periodically review our accrued liabilities for such remediation costs as evidence becomes available indicating that our remediation liability has potentially changed. Costs of future expenditures for environmental remediation are not discounted to their present value unless subject to a contractually obligated fixed payment schedule. Such costs are based on our current estimate of amounts that are expected to be incurred when the remediation work is performed within current laws and regulations. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Broken Ore on Leach Pad (Discontinued Operations)

Mining, engineering and crushing related costs are charged to the broken ore on leach pad account and matched to the ounces added and removed. The gold ounces are shipped to the refinery and revenues are recorded, in accordance with our revenue recognition policy, and matched in the current period against the costs.

When the ore is delivered to the leach pad it is sprinkled with a dilute solution containing cyanide and lime. This solution seeps through the leach pile until it reaches the plastic liner at the bottom. This process is aided by drainage systems (pipes and trenches) throughout the leach pad. From the liner the gold bearing solution is captured in a pond and pumped to a series of tanks containing granular activated carbon, where the gold is absorbed onto the carbon’s porous surfaces. Removal of carbon from the tanks facilitates the stripping or removal of gold from the carbon surfaces. The solution used in the stripping process is then passed through an electrical plating (electro-winning) circuit where the gold is deposited on electrodes. The electro-winning process is a method of using positive and negative electricity to extract the metals from the solutions. This process creates a sludge material that is then refined into a dore product at the mine site. Dore is a metal bar that consists of 50-65% gold, 10-20% silver and various levels of other metals that may occur in the ore. An additional refining process occurs offsite in which the bar is converted into marketable or .9999 fine gold and .9000 fine silver.

Our drawdown calculations for current and long term asset valuation determination suggest that it will take approximately 18 months to deplete the leach pad inventory.

The leach pad valuation process is based on management’s best estimates. When the leach pad is finally closed and all gold and silver ounces removed are counted we will be able to determine the actual quantity of metal that was contained in the leach pad. Estimates begin at the start of the process as tons and metal content are estimated. Tonnage is estimated using ground surveys and truck counts. Metal content is calculated using fire assaying techniques that involve averaging the mining areas and comparing to the daily blast hole assays that are done using the Atomic Absorption Hot Cyanide Leach assaying techniques. The gold recovery curve is then estimated using the design of the leach pad, the composition of run of mine and crushed ores, the estimated ore grades and the drawdown timing. All calculations are based on mining rules and processes, however, only the total amounts of metals removed from the pad is truly known at any given time. The ounces removed from the pad are measured and used as a check and balance to the integrity of the calculation to ensure that we are reasonably assured that our estimates are close. The leach pad inventories at Florida Canyon are built and processed in stages and accordingly at the close of any given portion or stage of the process it is possible to assess the effectiveness of all assumptions by comparing them to what actually occurred. The mine has been in production since 1986 and all historical records are used for comparative purposes.

Based on this historical information, we expect to recover approximately 71% of all gold ounces crushed and delivered to the pad. Our expected recovery for run of mine or uncrushed ounces delivered to the pad is 58% for the life of the leach pad. However these are estimates based on historical data and the ultimate recovery rate will only be known at the end of the leach pad life cycle.

Changes in our assumptions will or could have the effect of changing the value of the broken ore on the leach pad. Circumstances that may lead to changes in our assumptions include but are not limited to the following: as the ore grades fluctuate the recovery assumptions may change, the higher the ore grade the higher the recovery is on those ounces, the weather may affect the leaching of the ores on the pads such as a strong freeze may slow down recoveries and a very wet spring may speed up the recovery of ounces.

The most critical area that could affect the leach pad process would be the make up of the actual ore bearing material. For example, sulfide or carbonaceous bearing ores are harder to leach than pure oxide ores. Other minerals or chemical compounds may also affect the leachability of the ores on the pad.

As of March 1, 2005, there is an estimated 52,669 ounces of gold in the broken ore on the leach pad with a carrying value of $13.2 million or $251 per ounce of gold. Each 1% change in the estimated recovery rate is 526 ounces of gold. If the recovery is estimated to be lower than expected this is a permanent loss of gold ounces and if the recovery is estimated to be higher the reverse is true. Each 1% change in this estimate will change the broken ore on leach pad by $132,000.

The Standard Mine is expected to achieve commercial production in the second quarter of 2005. This mine will also carry a broken ore on leach pad inventory.

RELATED PARTY TRANSACTIONS

The Company had the following related party transactions during the last three years ended December 31.

	2004	2003	2002
	(Thousands)
Legal fees paid to two law firms, a partner of each firm is a director of the Company	$549	$795	$153
Consulting services paid to a relative of an officer and director of the Company	6	64	63

These transactions are in the normal course of business and are measured at the exchange amount which is the consideration established and agreed to by the related parties.

CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Apollo maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Apollo’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required financial disclosure.

As of the end of the period covered by this report, we carried out an evaluation, under the supervision of our management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(b) under the Exchange Act. Based upon, and as of the date of this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective, because of the material weaknesses discussed below. In light of the material weaknesses described below, we performed additional analysis and other post-closing procedures to ensure our consolidated financial statements are prepared in accordance with generally accepted accounting principles. Accordingly, management believes that the financial statements included in this report fairly present in all material respects our financial condition, results of operations and cash flows for the periods presented.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended). Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2004. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Apollo have been detected.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Our management has concluded that, as of December 31, 2004, our internal control over financial reporting is not effective based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework.

The following material weaknesses have been identified in management’s assessment:

•	Deficient inventory control and management process and lack of segregation of procurement and accounting duties at the Florida Canyon location.

•
Absence of appropriate review of non-routine or complex accounting matters, related accounting entries, and appropriate documentation, disclosure and application of Canadian and U.S. Generally Accepted Accounting Principles (GAAP) for those matters.

Management has undertaken the following actions to address the identified material weakness:

•	New staff has been added and new controls will be implemented in the second quarter of 2005 under the responsibility of the local Controller at Florida Canyon.

•
The Company has developed and continues to refine policies and procedures for the review, identification, and documentation of non-routine, complex transactions and application of accounting standards to ensure compliance with Canadian and U.S. GAAP.

Our independent registered chartered accountants, Deloitte & Touche LLP, have issued an audit report on our assessment of our internal control over financial reporting, which is included herein.

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Board of Directors and Shareholders of Apollo Gold Corporation

We have audited management’s assessment, included in the accompanying Management Report on Internal Control over Financial Reporting, that Apollo Gold Corporation (the “Company”) did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of the material weaknesses identified in management’s assessment based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment:

•	Deficient inventory control and management process and lack of segregation of procurement and accounting duties at the Florida Canyon location.

•
Absence of appropriate review of non-routine or complex accounting matters, related accounting entries, and appropriate documentation, disclosure and application of Canadian and U.S. generally accepted accounting principles.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements as of and for the year ended December 31, 2004, of the Company and this report does not affect our report on such financial statements.

In our opinion, management’s assessment that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2004, of the Company and our report dated March 15, 2005 expressed an unqualified opinion on those financial statements and included comments on Canada-United States of America Reporting Differences.

/s/ Deloitte & Touche LLP
Vancouver, British Columbia
March 15, 2005